EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
American Commerce Solutions, Inc.
Bartow, Florida

     We hereby consent to the incorporation by reference in this Registration Statement of American Commerce Solutions, Inc. on Form S-8 Amendment No. 1, of our report dated April 11, 2003, except for the last two paragraphs of Note 14, as to which the date is May 29, 2003 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of American Commerce Solutions, Inc. for the year ended February 28, 2003 and to all references to our firm included in this Registration Statement.


Pender Newkirk & Company
Tampa, Florida
July 14, 2003
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To the Board of Directors of American Commerce Solutions, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of American Commerce Solutions, Inc. on Form S-8 Amendment No. 1, of our report dated May 23, 2002 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) with respect to the consolidated balance sheets of American Commerce Solutions, Inc. as of February 28, 2002 and February 29, 2001 and the related statements of operations and stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the Annual Report on Form 10KSB of American Commerce Solutions, Inc. for the year ended February 28, 2002.


/s/ Bella, Hermida, Gillman, Hancock & Mueller
Plant City, Florida
July 11, 2003